FOR RELEASE August 27, 2010

Contact:                 ICR, LLC
Ashley M. Ammon
(646) 277-1227

Fosun Pharma Acquires $14 Million of Chindex Stock

Purchases 933,022 shares of Common Stock at $15.00 per Share
Increases Ownership Stake to 19.9%

Bethesda, Maryland – August 27, 2010 - Chindex International, Inc. (“Chindex”) (NASDAQ:  CHDX), a leading independent American provider of Western healthcare products and services in the People’s Republic of China, and Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”), a leading manufacturer and distributor of western and Chinese medicine and devices in China, today announced that they have consummated a previously-announced stock sale.

The closing is part of the strategic alliance between Fosun Pharma and Chindex to form Chindex Medical Limited (the “Joint Venture”), a joint venture focused on manufacturing and distributing medical devices in China. The Joint Venture would merge and operate Chindex’s Medical Products division and certain of Fosun Pharma’s medical device businesses in China. The Joint Venture would be owned 51% by Fosun Pharma and 49% by Chindex. The closing of the Joint Venture is subject to the final negotiation and execution of definitive documents.

Today’s closing of 933,022 shares of Chindex common stock at $15 per share is one of two separate planned purchases by Fosun Pharma from Chindex of a total of up to 1,990,447 shares, all at $15 per share. Today’s closing increases Fosun Pharma’s current ownership of Chindex to 3,157,163 shares, representing 19.9% of all outstanding shares of Chindex common stock of all classes. A second transaction for 1,057,425 shares, when aggregated with other Chindex shares owned by Fosun Pharma, would gain Fosun Pharma up to 4,214,588 shares, representing approximately a 25% ownership stake in Chindex, is subject to the consummation of the Joint Venture as well as certain other closing conditions. In connection with the purchases and the Joint Venture, Fosun Pharma has agreed to certain voting and standstill limitations and certain other stockholder limitations. Today’s stock sale and the proposed final closing are expected to raise an aggregate of approximately $30.0 million, the net proceeds of which are expected to be used, among other things, to continue expansion of the Company’s United Family Healthcare network.

Roberta Lipson, President and CEO of Chindex said, “We are pleased to see our arrangements with Fosun progressing as planned and announced. We welcome their participation and expertise as one of our major shareholders. Their credibility and presence in China is an asset to us as we execute our plan to build the leading network of premium care hospitals and clinics across the country. We continue to work towards the consummation of our previously-announced joint venture with Fosun Pharma in medical device manufacture and distribution. Fosun Pharma already operates in this area, and the addition of our medical products division is a great fit which should drive scale and a deeper presence across China.”

Chen Qiyu, Chairman of Fosun Pharma said, “We are happy to be increasing our investment in Chindex. Fosun Pharma and Chindex are combining our strengths in healthcare and look forward to growing together in the future. We believe the demand for premium healthcare services which is served by Chindex’s United Family Healthcare will continue to accelerate as China’s economy grows. We are also excited about our future joint venture with Chindex in medical devices which we believe will leverage the value of the Chindex brand name in China’s healthcare industry.”

About Chindex International, Inc.

Chindex is an American health care company that provides health care services and supplies medical capital equipment, instrumentation and products to the Chinese marketplace, including Hong Kong. Health care services are provided through the operations of its United Family Healthcare division, a network of private primary care hospitals and affiliated ambulatory clinics in China. The Company’s hospital network currently operates in Beijing, Shanghai and Guangzhou. Chindex sells medical products manufactured by various major multinational companies, including Siemens AG and Intuitive Surgical, for which the Company is the exclusive distribution partner for the sale and servicing of color ultrasound systems and surgical robotic systems respectively. It also arranges financing packages for the supply of medical products to hospitals in China utilizing the export loan and loan guarantee programs of both the U.S. Export-Import Bank and the German KfW Development Bank. With twenty-eight years of experience, approximately 1,300 employees, and operations in China, Hong Kong, the United States and Germany, the Company’s strategy is to expand its cross-cultural reach by providing leading edge healthcare technologies, quality products and services to Greater China’s professional communities. Further company information may be found at the Company’s website, http://www.chindex.com.

About Shanghai Fosun Pharmaceutical (Group) Co., Ltd.

Shanghai Fosun Pharmaceutical (Group) Co., Ltd (SHA:600196), is engaged in research and development, manufacturing and distribution of Western chemical medicines, traditional Chinese medicines and active pharmaceutical ingredients as the core business, and taking the leading market role in medical diagnosis, medical services and devices. Its products have leading market positions in the treatment of liver related diseases, diabetes, gynecology and clinical diagnosis in China. Fosun Pharma’s holding subsidiary Guilin Pharma is also a leading company in anti-malaria medicine in the global market for which it is China’s only WHO direct supplier. Sinopharm Group Co., Ltd., invested by Fosun Pharma, has been one of the largest wholesale and retail distribution networks for pharmaceutical products in China. Sinopharm Group has listed on Hong Kong Stock Exchange in 2009, which ranks first and third in China and world respectively in pharmaceutical distribution field. Fosun Pharma’s principal executive office is located in Shanghai, China. For more information, please visit：http://www.fosunpharma.com.

Certain statements in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, we or our representatives have made or continue to make forward-looking statements, orally or in writing, in other contexts. These forward-looking statements generally can be identified by the use of terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “foresee,” “believe” or “continue” and similar expressions, or as other statements that do not relate solely to historical facts. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict or quantify. Management believes these statements to be reasonable when made. However, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such forward-looking statements involve known and unknown risks, including, but not limited to, those identified in “Risk Factors” in the Company’s filings with the SEC, to which we refer you. These risks also include without limitation that there can be no assurance that the Company will consummate the Joint Venture or stock purchase transactions described above on the projected timetable or at all nor that specific terms thereof will be effectively enforceable, and that completion of the Joint Venture will depend on the negotiation of numerous business terms not reflected in the current term sheet or only reflected in general terms, including the respective operations to be contributed by the parties, which terms may vary as a result of, among other things, negotiations, due diligence, operational developments of the businesses to be contributed and the industries thereof, valuation considerations and external factors.